As filed with the Securities and Exchange Commission on July 5, 2024

Registration No. 333-245695

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DecisionPoint Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41376	37-1644635
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

DecisionPoint Systems, Inc. 1615 South Congress Avenue Suite 103 Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 900-3723

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name on Each Exchange on Which Registered
Common Stock, $0.001 par value	DPSI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by DecisionPoint Systems, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) relates to Registration Statement No. 333-245695 (the “Registration Statement”), registering the resale of up to an aggregate of 14,239,033 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), by certain selling securityholders, which was filed on August 13, 2020, amended on September 21, 2020, November 10, 2020, December 18, 2020 and January 19, 2021, and declared effective by the Commission on  January 28, 2021.

On July 5, 2024, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2024, by and among the Company, Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation (“MergerCo”), MergerCo merged with and into the Registrant, with the Registrant continuing as the surviving company (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the offerings and sales of securities pursuant to the Registration Statement have been terminated. The Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Delray Beach, State of Florida, on this 5th day of July, 2024.

DecisionPoint Systems, Inc.

/s/ Melinda Wohl
Melinda Wohl
Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.